Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Greg H. Guettler President (651) 687-9999

Hypertension Diagnostics Securities to Be Listed on OTC Bulletin Board

ST.     PAUL, MN — March 17, 2003 — Hypertension Diagnostics, Inc. (Nasdaq SmallCap: HDII), today announced that it has requested a withdrawal from The Nasdaq SmallCap Market effective as of the open of the markets on March 21, 2003 so that its securities may be listed on the OTC Bulletin Board. The Company’s common stock and Redeemable Class B Warrant will be eligible for immediate quotation on the OTC Bulletin Board after withdrawal from The Nasdaq SmallCap Market. The symbol for the Company’s common stock is expected to remain “HDII” and the Company’s Redeemable Class B Warrant is expected to remain “HDIIZ.” The Company’s request for withdrawal from The Nasdaq SmallCap Market was made concurrently with the Company’s notification to the Nasdaq Listing Qualifications Hearings Department that the Company would not continue its appeal of the Nasdaq Staff Determination that the Company’s securities be delisted from The Nasdaq SmallCap Market.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of
Hypertension Diagnostics, Inc. All rights reserved.
Website: www.HDII.com